EXHIBIT 10.8

STOCK ESCROW AGREEMENT dated as of _______, 2006 among Symmetry Holdings Inc., a Delaware corporation (the “Company”), Corrado De Gasperis, Gilbert E. Playford, Playford SPAC Portfolio Ltd., Domenico Lepore, Scott C. Mason, M. Ridgway Barker and Donald C. Bailey (collectively, the “Existing Stockholders”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a [______], as escrow agent (the “Escrow Agent”).

WITNESSETH:

WHEREAS, the Company has entered into an Underwriting Agreement, dated ________ __, 2006 (“Underwriting Agreement”), with FTN Midwest Securities Corp., as representative of the underwriters listed on Schedule I thereto (“FTN”), pursuant to which, among other matters, FTN and the underwriters have agreed, severally and not jointly, to purchase 15,000,000 units (“Units”) of the Company, and up to an additional 2,250,000 Units pursuant to an over-allotment option. Each Unit consists of one share of the Company’s Common Stock, par value $.001 per share, and one Warrant, each Warrant to purchase one share of Common Stock, all as more fully described in the Company’s final Prospectus, dated __________ __, 2006 (the “Prospectus”) comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-135353) as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”), declared effective on ___________ __, 2006 (the “Effective Date”).

WHEREAS, the Existing Stockholders have agreed as a condition of the underwriters’ obligation to purchase the Units, to deposit all of their shares of Common Stock of the Company, as set forth opposite their respective names in Exhibit A attached hereto (collectively, the “Escrow Shares”), in escrow as hereinafter provided.

WHEREAS, the Company and the Existing Stockholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and agreements contained herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

APPOINTMENT

1.1     Appointment of Escrow Agent. The Company and the Existing Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms and conditions of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms and conditions. The Escrow Agent hereby consents to the inclusion of its name and the description of it in the Registration Statement and other materials relating to the Company’s initial public offering.

ARTICLE 2

ESCROW SHARES

2.1     Deposit. On or before the Effective Date, each of the Existing Stockholders shall deliver to the Escrow Agent certificates representing his respective Escrow Shares, to be held and disbursed subject to the terms and conditions of this Agreement. Each Existing Stockholder acknowledges that the certificate representing his Escrow Shares is legended to reflect the deposit of such Escrow Shares under this Agreement.

2.2     Disbursement. The Escrow Agent shall hold the Escrow Shares until the completion of its Initial Business Combination, as defined and more fully described in the Prospectus and the Company’s Amended and Restated Certificate of Incorporation (the “Initial Business Combination”), whereby one-quarter of the Escrow Shares of each Existing Stockholder will be released from escrow six (6) months after the completion of the Initial Business Combination and one quarter of such Escrow Shares will be released every six (6) months thereafter, so that the final one-quarter of the Escrow Shares of each Existing Stockholder will be released upon the second anniversary of the completion of the Initial Business Combination (the “Escrow Period”). On each such date, the Escrow Agent shall, upon written instructions from each Existing Stockholder, disburse each of the Existing Stockholder’s Escrow Shares to such Existing Stockholder; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 4.2 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly release the Escrow Shares to the Existing Stockholders so that they can similarly participate in the distribution of the funds held in trust; provided, further, that if, after the Company consummates an Initial Business Combination and the Company or the surviving entity of such Initial Business Combination subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of the Company or such entity having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon receipt of a certificate, executed by the Chief Executive Officer or President of the Company, in form reasonably acceptable to the Escrow Agent, that such transaction is then being consummated, release the Escrow Shares to the Existing Stockholders upon consummation of the transaction so that they can similarly participate. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 2.2. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate an Initial Business Combination within the time period(s) specified in the Prospectus.

2.3	Rights of Existing Stockholders in Escrow Shares.

(a)      Voting Rights as a Stockholder. Subject to the terms of the Insider Letters described in Section 2.3(d) hereof and except as herein provided, the Existing Stockholders shall retain all of their rights as stockholders of the Company during the Escrow Period, including, without limitation, the right to vote such shares.

(b)      Dividends and Other Distributions in Respect of the Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Existing Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

(c)      Restrictions on Transfer. During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Shares except (i) by gift to a member of an Existing Stockholder’s immediate family or to a trust [or other entity], the beneficiary of which is an Existing Stockholder or a member of an Existing Stockholder’s immediate family, (ii) by virtue of the laws of descent and distribution upon death of any Existing Stockholder, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter signed by the Existing Stockholder transferring the Escrow Shares. During the Escrow Period, none of the Existing Stockholders shall pledge or grant a security interest in the Escrow Shares or grant a security interest in his rights under this Agreement.

(d)      Insider Letters. Each of the Existing Stockholders has executed a letter agreement with the Company dated as indicated on Exhibit A hereto, and which is filed as an exhibit to the Registration Statement (each, an “Insider Letter”), respecting the rights and obligations of such Existing Stockholder in certain events, including but not limited to the liquidation of the Company.

ARTICLE 3

CONCERNING THE ESCROW AGENT

3.1     Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

3.2     Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, claim or proceeding brought against the Escrow Agent involving any claim, or in connection with any claim or demand which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence, bad faith or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, claim or proceeding pursuant to which the Escrow Agent intends to seek indemnification under this Section 3.2, it shall promptly give the Company written notice of such claim, specifying in reasonable detail the nature and all known particulars related to such claim. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 3.2 and Section 3.7 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 3.5 or 3.6 below.

3.3     Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder as set forth in Exhibit B. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

3.4     Further Assurances. From time to time on and after the date hereof, the Company and the Existing Stockholders agree to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments, documents and assurances as may reasonably be required by the Escrow Agent for the carrying out or performing of the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

3.5     Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company upon consent by FTN (such consent not to be unreasonably withheld), the Escrow Shares held hereunder. If no new escrow agent is so appointed within the sixty (60) day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

3.6     Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the Company and a majority of the Existing Stockholders, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 3.5.

3.7     Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

3.8     Trust Fund Waiver. The Escrow Agent has no right, title, interest, or claim of any kind (a “Claim”) in or to any monies in the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and ____________________, as trustee of the Trust Account), and hereby waives any

Claim it may have in the future in or to any monies in the Trust Account, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

ARTICLE 4

MISCELLANEOUS PROVISIONS

4.1	Confidentiality.

(a)      Subject to Section 4.1(c), all information (whether in written, electronic, oral or other form and including trade secrets and non-public, confidential or proprietary information) received by the Escrow Agent or its agents, advisors or other representatives (individually and collectively, the “Receiving Party”) relating to (i) any of the other parties, any of their respective subsidiaries or affiliates or its or their agents, advisors or other representatives (individually and collectively, a “Disclosing Party”), or (ii) the Underwriting Agreement, this Agreement or the transactions contemplated hereby or thereby, in each case, furnished by or on behalf of or obtained from a Disclosing Party, before or after the date hereof shall be treated as confidential (collectively, the “Confidential Information”).

(b)      The Receiving Party (i) will keep all of the Confidential Information confidential and will not disclose any of the Confidential Information in any manner whatsoever (except as required by applicable law) without the prior written consent of the relevant Disclosing Party, and (ii) will not use any of the Confidential Information in any manner whatsoever other than in connection with the consummation of the transactions contemplated hereby; provided, however, that Confidential Information may be revealed to agents, advisors or other representatives of the Receiving Party who (x) need to know such Confidential Information for the purpose of consummating such transactions, (y) are informed in writing by the Receiving Party of the confidential nature and restricted use of such Confidential Information and (z) agree to observe the terms of this Section 4.1 as if they were parties to this Agreement.

(c)      Confidential Information shall not include information to the extent, but only to the extent, that such information is (i) on the date hereof part of, or after the date hereof becomes part of, the public domain other than as a result of disclosure by the Receiving Party or any of its agents, advisors or other representatives where such disclosure constituted or constitutes a breach of this Section 4.1, (ii) on the date hereof known by or available to the Receiving Party or its agents, advisors or other representatives so long as such knowledge or availability is demonstrated by reasonably convincing written (or, if dating is demonstrated by reasonably convincing evidence, electronic) evidence, (iii) after the date hereof becomes known by or available to the Receiving Party on a non-confidential basis from a source (other than a Disclosing Party) which, to the knowledge of the Receiving Party, after due inquiry, is not prohibited from disclosing such information by a statutory, regulatory, contractual or fiduciary obligation or (iv) after the date hereof developed by the Receiving Party independent of any information furnished by or on behalf of or obtained from a Disclosing Party so long as such independent development is clearly and convincingly demonstrated by dated written (or, if dating can be independently demonstrated by reasonably convincing evidence, electronic) records of a type that is customarily generated and maintained by the Receiving Party in the ordinary course consistent with past practices.

4.2     Notices. All notices and demands required or permitted to be given pursuant to this Agreement shall be transmitted by personal delivery, by a nationally recognized courier service, by registered or certified mail, return receipt requested, postage prepaid, or by facsimile and shall be addressed as follows:

When the Company or an Existing Stockholder is the intended recipient:

Symmetry Holdings Inc.

432 Scarborough Road

Briarcliff Manor, NY 10510

Attention: Chief Executive Officer

Facsimile: (212) 808-7897

With a copy to:

Kelley Drye & Warren LLP

Two Stamford Plaza

281 Tresser Boulevard

Stamford, Connecticut 06901

Attention:  Randi-Jean G. Hedin, Esq.

Facsimile:  (203) 327-2669

When the Escrow Agent is the intended recipient:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attention: Frank DiPaolo, CFO

A party may designate a new address to which notices required or permitted to be given pursuant to this Agreement shall thereafter be transmitted by giving written notice to that effect to the other parties. Each notice transmitted in the manner described in this Section 4.2 shall be deemed to have been given, received and become effective for all purposes at the time it shall have been (a) delivered to the addressee as indicated by the affidavit of the messenger (if transmitted by personal delivery), the receipt of the courier service (if transmitted by courier service), the return receipt (if transmitted by mail) or the answer back or call back (if transmitted by facsimile) or (b) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

4.3     Governing Law; Forum; Jury Trial. THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS ESCROW AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. Each party agrees that any action, claim or proceeding arising out of this Agreement or the breach or threatened breach of this Agreement shall be commenced and prosecuted in a court in the State of New York. Each party consents and submits to the non-exclusive personal jurisdiction of any court in the State of New York in respect of any such action, claim or proceeding. Each party consents to service of process upon it with respect to any such action, claim or proceeding by registered mail, return receipt requested, and by any other means permitted by applicable laws. Each party waives any objection that it may now or hereafter have to the laying of venue of any such action, claim or proceeding in any court in the State of New York and any claim that it may now or hereafter have that any such action, claim or proceeding in any court in the State of New York has been brought in an inconvenient forum. EACH PARTY WAIVES TRIAL BY JURY IN ANY SUCH ACTION, CLAIM OR PROCEEDING.

4.4     Binding Effect; Assignment; Third Party Beneficiaries. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators and other successors and assigns and shall inure to the benefit of the parties and their respective heirs, executors, administrators and other successors and permitted assigns. No party shall assign any of its rights or delegate any of its duties under this Agreement (by operation of law or otherwise) without the prior written consent of the other parties. Any assignment of rights or delegation of duties under this Agreement by a party without the prior written consent of another other party or parties, if such consent is required hereby, shall be void. No such assignment or delegation shall relieve the assignor or delegator of its obligations hereunder, except that if a party assigns or delegates as permitted hereunder with the prior written consent of the other parties, then it shall be relieved of those obligations assumed by its transferee. Any such transferee shall be deemed a third party beneficiary of this Agreement. Except as otherwise provided herein, no other person shall be, or be deemed to be, a third party beneficiary of this Agreement.

4.5     Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and cancels and supersedes all of the previous or contemporaneous agreements, representations, warranties and understandings (whether oral or written) by, between or among the parties with respect to the subject matter hereof.

4.6     Amendments. No addition to, and no cancellation, renewal, extension, modification or amendment of, this Agreement shall be binding upon a party unless such addition, cancellation, renewal, extension, modification or amendment is set forth in a written instrument that states that it adds to, amends, cancels, renews, extends or modifies this Agreement and that is executed and delivered on behalf of each party by an officer of, or attorney-in-fact for, such party, or, if a natural person, by such party or an attorney-in-fact for such party, provided that this Agreement may be amended or supplemented without notice to or consent of any Existing Stockholder if such amendment or supplement does not adversely affect the rights or interests of such Existing Stockholder.

4.7     Waivers. No waiver of any provision of this Agreement shall be binding upon a party, unless such waiver is expressly set forth in a written instrument that is executed and delivered by such party. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

4.8     Remedies Limited. No party shall, for any reason or under any legal theory, be liable for any special, indirect, incidental or consequential damages arising out of any breach of or default under this Agreement, even if informed of the possibility of such damages in advance.

4.9	Headings; Counterparts; Interpretation.

(a)      Headings. The headings set forth herein have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement.

(b)      Counterparts. This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This Agreement shall become effective and be deemed to have been executed and delivered by all of the parties at such time as counterparts shall have been executed and delivered by each of the parties, regardless of whether each of the parties has executed the same counterpart. It shall not be necessary when making proof of this Agreement to account for any counterparts other than a sufficient number of counterparts which, when taken together, contain signatures of all of the parties. Delivery of a counterpart by facsimile shall be as effective as delivery of an original.

(c)      Interpretation. Each of the parties has participated substantially in the negotiation and drafting of this Agreement and no ambiguity herein shall be construed against the draftsman.

4.10    Severability. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to the parties provided by, this Agreement or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation nor severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

SYMMETRY HOLDINGS INC.

By:

Name:

Title:

EXISTING STOCKHOLDERS:

Corrado De Gasperis

432 Scarborough Road

Briarcliff Manor, NY 10510

Gilbert E. Playford

5200 St. Andrews Island

Grand Harbor

Vero Beach, FL 32967-7296

Domenico Lepore

Via Ottaviano Vimercati, 8

20126 Milano

Italy

Scott C. Mason

1601 West Diehl Rd.

Naperville, IL 60563

M. Ridgway Barker

418 Wahackme Road

New Canaan, CT 06840

Donald C. Bailey

1 Northcote Park Wrens Hill

Oxshott, Surrey

England

KT22 0HL, United Kingdom

Playford SPAC Portfolio Ltd.

[Address]

_______________________, as Escrow Agent

By:

Name:

Title:

EXHIBIT A

Escrow Shares

Existing Stockholder	Number of Shares	Stock Cert. #	Date of Insider Letter
Corrado De Gasperis	1,990,000
Gilbert E. Playford	1,172,500
Domenico Lepore	820,000
Scott C. Mason	235,000
M. Ridgway Barker	235,000
Donald C. Bailey	235,000

EXHIBIT B

Escrow Agent Fees, Charges and Expenses

[To Come]